                                                                    EXHIBIT 4.1U

                                                                  APRIL 25, 1997

J.S. Oshman and Co., Inc.
Oshman Sporting Goods Co., Alabama
Oshman Sporting Goods Co., Arizona
Oshman Sporting Goods Co., Arkansas
Oshman Sporting Goods Co., California
Oshman Sporting Goods Co., Colorado
Oshman Sporting Goods Co., Florida
Oshman Sporting Goods Co., Georgia
Oshman Sporting Goods Co., Hawaii
Oshman Sporting Goods Co., Kansas
Oshman Sporting Goods Co., Louisiana
Oshman Sporting Goods Co., Michigan
Oshman Sporting Goods Co., Minnesota
Oshman Sporting Goods Co., Missouri
Oshman Sporting Goods Co., Nevada
Oshman Sporting Goods Co., New Jersey
Oshman Sporting Goods Co., New Mexico
Oshman Sporting Goods Co., New York
Oshman Sporting Goods Co., Ohio
Oshman Sporting Goods Co., Oklahoma
Oshman Sporting Goods Co., Oregon
Oshman Sporting Goods Co., South Carolina
Oshman Sporting Goods Co., Tennessee
Oshman Sporting Goods Co., Texas
Oshman Sporting Goods Co., Utah
Oshman Sporting Goods Co., Washington
Oshman's Ski Skool, Inc.
Oshman's Sporting Goods, Inc.- Services
2302 Maxwell Lane
Houston, TX

Gentlemen:

Reference is made to the (a) Financing Agreement among us, dated August 31, 1992 as amended, modified and supplemented from time to time (herein "the Financing Agreement"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement.

Pursuant to mutual understanding, the Financing Agreement is hereby amended as follows;

1. Paragraph 9 of Section 6 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     "9. The Parent and its Subsidiaries shall maintain, on a consolidated basis and as of the end of each fiscal year set forth below, a Net Worth of not less than the corresponding amount set forth below:


                Fiscal Year Ending                    Amount
                ------------------                    ------
          January 31, 1998                   The sum of $37,500,000 plus the
                                             1995 Tax Benefit (as defined below)
          January 30, 1999                   The sum of $40,500,000 plus the
                                             1995 Tax Benefit
          January 29, 2000 and each fiscal   The sum of $43,500,000 plus the
          year ending after such date        1995 Tax Benefit


     As used herein, "1995 Tax Benefit" means any increase to Net Worth of the Parent and its Subsidiaries which is related to the recognition of the net benefit, as determined under generally accepted accounting principles, of the Federal Income tax refund described in Note E - Income Taxes of the Parent's 1995 Annual Report. However, in the event that the net operating loss benefit can only be realized through the carry forward of the benefit to future years, the amount of the 1995 Tax Benefit as described herein will be zero.

For the parties' reference, attached to this letter as Annex I is a true, correct and complete copy of Note E - Income Taxes of the Parent's 1995 Annual Report, as provided to CITBC by the Companies.

2. Subpart I of Paragraph 10 of Section 6 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     "I Permit EBITA, on a consolidated and cumulative fiscal year to date basis, for the Parent and its Subsidiaries, at the end of each fiscal quarter below, to be:

                      Fiscal Quarter Ending                                EBITDA
          -----------------------------------------------           ---------------------
          For the last day in the first fiscal quarter of           Less than $950,000.00
          each fiscal year

          For the last day in the second fiscal quarter of          Less than $2,900,000.00
          each fiscal year

          For the last day in the third fiscal quarter of           Less than $3,000,000.00
          each fiscal year

          For the last day in the fourth fiscal quarter of          Less than $9,250,000.00
          each fiscal year thereafter

3. Paragraph 11 of Section 6 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     "11. Without the prior written consent of CITBC, the Companies, on a consolidated basis, will not contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year in the aggregate amount in excess of $8,400,000.00."

4. Paragraph 1 of Section 7 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     "1. (A) interest on the Revolving Loans shall be payable monthly as of the end of each month and shall be an amount equal to (a) the sum of three-eighths of one percent (.375%) plus The Chase Manhattan Bank Rate, on a per annum basis, on the average of the net balances owing by all of the Companies to CITBC in the Collective Account at the close of each day during such month on balances other than Libor Loans and (b) two and seven-eighths percent (2.875%) plus Libor on any Libor Loan as to any then outstanding Revolving Loans which are Libor Loans, on a per annum basis, on the average of the net balances of such Libor Loans owing by the Companies to CITBC in the Collective Account at the close of each day during such month for the Libor Period; but in no event shall the interest charged hereunder exceed the Maximum Legal Rate. The Companies may elect to use Libor as to any then outstanding Revolving Loans provided (i) there is then no Event of Default, (ii) the Companies have so advised CITBC of their election to use Libor and the Libor Period is selected no later than two
     (2) business days preceding the first day of a Libor Period and (iii) the election and Libor shall be effective, provided, there is then no Event of Default, on the third business day following said notice. The Libor elections must be for integral multiples of $1,000,000.00 and the Companies shall pay CITBC a non-refundable Libor Processing Fee upon the effective date of each Libor Loan, provided, however, that there shall be no Libor Processing Fee for the first four (4) Libor Loans in any calendar year which have a three (3) month Libor Period. If no such election is timely made or can be made or Libor can not be determined, then CITBC shall use The Chase Manhattan Bank Rate to compute interest. In the event of any change in said The Chase Manhattan Bank Rate, the rate under clause (a) above shall change, as of the first of the month following any change, so as to remain equal to the sum of three-eighths of one percent (.375%) plus The Chase Manhattan Bank Rate. The rates hereunder shall be calculated based on a three hundred sixty (360) day year for actual days elapsed. CITBC shall be entitled to charge the Collective Account at the rate provided for herein when due until all Obligations have been paid in full.

         (B) Subject to compliance with the conditions set forth in this subparagraph (B), the Companies shall be entitled to interest rate reductions (each an "Interest Rate Reduction") as outlined below;

     If the ratio of all of the Companies' Average Loan Balances to EBITDA meets or exceeds the Companies' financial projections dated March 27, 1997, with respect thereto for a fiscal year as indicated in such projections delivered to CITBC, which projections must be satisfactory to CITBC (herein "Financial Projections") then the spread over the (a) The Chase Manhattan Bank Rate shall be reduced by three-eighths of one percent (.375%) and (b) Libor rate shall be reduced by three-eighths of one percent (.375%). If the Companies fail to meet their Financial Projections for a fiscal year then the spread over the (a) The Chase Manhattan Bank Rate shall be increased by three-eighths of one percent (.375%) and (b) Libor rate shall be increased by three-eighths of one percent (.375%) (each an "Interest Rate Increase"). "Average Loan Balances" as used herein shall mean the average of the net balances owing by all the Companies to CITBC in the Collective Account as of the last day of each month for the twelve (12) months in the fiscal year then ended.

     In addition to the foregoing requirements, each Interest Rate Reduction is subject to the Companies compliance with each of the following conditions
     (i) through (v) below and the effective date of each Interest Rate Increase is governed by (iii) and (iv) below:

     (i) Timely receipt by CITBC of the Companies' audited Consolidated Balance Sheet and income statement (the "Financial Statements") in accordance with the provisions of paragraph 7 of Section 6;
     (ii)    The absence of any Default or Event of Default;
     (iii) As to the spread over The Chase Manhattan Bank Rate, and any Interest Rate Reduction or the Interest Rate Increase with respect as the case may, be any such decreases or increases, will be effective on the first day of the month following CITBC's receipt of the Financial Statements with respect to the fiscal year which the Companies are determined to be eligible for such Interest Rate Reduction or such Interest Rate Increase; and
     (iv) As to the spread over the Libor rate, and any Interest Rate Reduction or Interest Rate Increase with respect thereto, as the case may be, any such decreases or increases will be effective on the first day of a Libor Period and shall only be applicable to a Libor Period commencing on or after CITBC's receipt of the applicable Financial Statements; and
     (v) In no event shall the total of all Interest Rate Reductions or Interest Rate Increases hereunder on the Revolving Loan reduce or increase the applicable rates by more than three-eighths of one percent (.375%) from those rates in effect on the date hereof. (Notwithstanding the foregoing nothing contained in this subparagraph (v) is intended to modify the provisions of paragraph 2 of Section 9 providing for the right of CITBC to charge the Default Rate of Interest as set forth therein.)"

Except as otherwise provided herein, no other change in any of the terms or provisions of the Financing Agreement is intended or implied. If the foregoing is in accordance with your understanding, please sign and return to us the enclosed copy of this letter to so indicate.


                                             Very truly yours,


                                             THE CIT GROUP/BUSINESS CREDIT, INC.




                                              By /s/ PAM WOZNIAK
                                                 -------------------------
                                                 Pam Wozniak
                                                 Assistant Vice President

Read and Agreed to:

J.S. OSHMAN AND CO., INC.
OSHMAN SPORTING GOODS CO., ALABAMA
OSHMAN SPORTING GOODS CO., ARIZONA
OSHMAN SPORTING GOODS CO., ARKANSAS
OSHMAN SPORTING GOODS CO., CALIFORNIA
OSHMAN SPORTING GOODS CO., COLORADO
OSHMAN SPORTING GOODS CO., FLORIDA
OSHMAN SPORTING GOODS CO., GEORGIA
OSHMAN SPORTING GOODS CO., HAWAII
OSHMAN SPORTING GOODS CO., KANSAS
OSHMAN SPORTING GOODS CO., LOUISIANA
OSHMAN SPORTING GOODS CO., MICHIGAN
OSHMAN SPORTING GOODS CO., MINNESOTA
OSHMAN SPORTING GOODS CO., MISSOURI
OSHMAN SPORTING GOODS CO., NEVADA
OSHMAN SPORTING GOODS CO., NEW JERSEY
OSHMAN SPORTING GOODS CO., NEW MEXICO
OSHMAN SPORTING GOODS CO., NEW YORK
OSHMAN SPORTING GOODS CO., OHIO
OSHMAN SPORTING GOODS CO., OKLAHOMA
OSHMAN SPORTING GOODS CO., OREGON
OSHMAN SPORTING GOODS CO., SOUTH CAROLINA
OSHMAN SPORTING GOODS CO., TENNESSEE
OSHMAN SPORTING GOODS CO., TEXAS
OSHMAN SPORTING GOODS CO., UTAH
OSHMAN SPORTING GOODS CO., WASHINGTON
OSHMAN'S SKI SKOOL, INC.
OSHMAN'S SPORTING GOODS, INC.- SERVICES


By [SIGNATURE APPEARS HERE]
   -----------------------------
   Title: VP-CAO
   of each of the above Companies

                                    ANNEX I

                                    NOTE E
                                      TO
                          PARENT'S 1995 ANNUAL REPORT


                                [See attached.]

Deferred tax assets and liabilities consist of the following:



                                  February 3, 1996          January 28, 1995
                              --------------------------------------------------
                                Current     Long-Term    Current     Long-Term
                              --------------------------------------------------
                                   (In thousands)           (In thousands)


Assets
 Accrued expenses               $ 1,489       $   380     $ 3,078     $   654
 Lease incentives                    80         1,051           -           -
 Other                              289             -         119          49
 NOL carryforward                   495         4,256           -       3,735
 Business tax credits                 -         1,098           -         604
                              --------------------------------------------------
                                  2,353         6,785       3,197       5,024
                              --------------------------------------------------
Liabilities
 Depreciation of property
  and equipment                       -         3,678           -       2,239
 Inventory capitalization           972             -         863           -
 LIFO termination                   481           963         489       1,495
 Store opening costs                900             -         240           -
 Store taxes                        126           377          29         175
 Other                               49           126          51         129
                              --------------------------------------------------
                                  2,528         5,144       1,672       4,038
                              --------------------------------------------------
    Net asset before
     valuation allowance           (175)        1,641       1,525       1,004
 Less valuation allowance             -        (2,145)     (1,605)     (1,306)
                              --------------------------------------------------
    NET LIABILITY               $   175       $   504     $    80     $   302
                              ==================================================

Deferred income taxes of $175,000 and $80,000 were included in current liabilities at the end of 1995 and 1994. The change in the method of accounting for inventory which was made in the third quarter of 1993 resulted in a $3,596,000 increase in the deferred Federal tax liability and a $388,000 increase in deferred state tax liability.

Deferred tax assets were reduced by valuation allowances of $2,145,000 and $2,911,000 at February 3, 1996 and January 28, 1995, respectively, because the Company does not believe that it is more likely than not that the deferred tax asset will be realized in future years. Based upon financial income during 1995, the valuation allowance was reduced by $766,000.

The Company has net operating loss carryforwards of approximately $13,974,000. The carryforwards expire as follows: $641,000 in 2008, $6,680,000 in 2009, $3,317,000 in 2010 and $3,336,000 in 2011. Additionally, the Company has foreign tax credit carryforwards of $292,000 expiring from 1996 to 2001, job tax credit carryforwards of $754,000 expiring from 2008 to 2011 and alternative minimum tax credit carryforwards of $61,000.

NOTE E: **

In the third quarter of fiscal 1995, the Company received Federal income tax refunds of $4,142,000 plus interest of $662,000 resulting from the application of net operating loss carrybacks. Approximately $1,652,000 of the tax refunds relate to the benefit of carrying back net operating losses to periods for which the tax rates exceeded the current 34% Federal income tax rate. These amounts will result in tax benefits recordable in the Company's statement of operations of the earliest of the expiration of the statute of limitations [two years] for review of the refunds, the notification of completion of the review process or such date as the Company believes the net operating loss benefit could be realized through the carryforward of the benefit should the carryback be disallowed. Amounts recognized under the latter condition will be limited to an amount exclusive of the interest and carryback rate difference benefit.